Exhibit 10.1

Short-Term Incentive Plan (STI Plan) Terms and Conditions

Compensation Philosophy

Cubist’s compensation philosophy is to attract, motivate, retain and reward employees with base pay, short-term and long-term incentives, and benefits that competitively target the market.  Cubist’s compensation programs provide employees with the opportunity to earn increased compensation – based on Cubist and employees achievement of pre-established performance targets.

Plan Overview

Cubist’s Short-Term Incentive Plan (“STI Plan”) is a bonus plan for managers and certain key individual contributors (as designated by senior management, and is designed to reward participants (“Participants”) for their roles in the achievement of Cubist’s annual goals, as established by the Company (“Annual Goals”).  STI Plan awards (“Plan Awards”) are determined on an annual basis, based on whether and to what extent Cubist achieves its Annual Goals and each Participant achieves the Participant’s individual goals for the relevant calendar year (the “Performance Period”).

Plan Objective

Our intent through the STI Plan is to provide highly competitive total cash compensation through an annual variable pay program that reflects Cubist’s performance and Participant performance against goals and objectives.  The STI Plan is an important variable component of the total compensation package designed for managers and other key individual contributors designated by senior management as eligible to participate in the STI Plan.

Eligibility

Managers and certain key individual contributors designated by senior management are eligible to participate in the STI Plan.  Participation in the STI Plan in one year does not automatically guarantee participation in a future year.  Compliant behavior is a prerequisite to be granted an STI award. Any determination that an employee is not eligible to receive an STI award due to his or her failure to demonstrate behavior that is compliant with acceptable levels shall be made by the CEO and Chief Compliance Officer.

Performance Periods

Each calendar year, beginning on January 1 of each year, constitutes a separate Performance Period.

Financial Measures

Prior to the beginning of each Performance Period, the Company will establish financial measures and weightings for each of the Company’s Annual Goals. Cubist needs to achieve at least 70% of its Annual Goals for any Participant to be eligible for a Plan Award. For 2006, company achievement will be capped at a 200% payout.  In addition to achievement of Annual Goals, Plan Awards are also determined on the basis of individual performance and achievement of objectives.

Individual Objectives

As part of Cubist’s annual (or in the case of Participants who join the Company after the commencement of a Performance Period, ongoing) goal setting process, each Participant should propose individual objectives for his or her manager’s approval. Each Participant will be measured by his or her manager against these objectives, and the manager shall make a recommendation to the CEO as to whether the Participant should receive a Plan Award, and, if so, the amount of such Plan Award (assuming Cubist’s Annual goals have been achieved to the requisite level noted above.

Funding

After the end of each Performance Period, the CEO shall determine the aggregate amount available for Plan Awards (if any) based on the Company’s performance relative to the Annual Goals (the “Pool”).  The Pool will be funded based on the Company’s performance.  Assuming the Company has achieved the requisite performance level, the CEO shall then determine the award and amount of any Plan Awards to the Participants in accordance with the STI Target Percentages noted below; provided that the Compensation Committee of the Company’s Board of Directors shall make such determinations with respect to the CEO’s bonus and shall approve the CEO’s recommendations with respect to the Executive Officers bonuses.

Calculating the Amount of Any Target Award

Each Participant is eligible for Plan Awards at a target percentage of base salary (“Target Percentage”) as listed in Figure 1 below. The “Target Award” is the Participant’s target percentage, multiplied by his or her base salary for the Performance Period. The Target Award will be pro-rated based on the portion of the performance period worked by the Participant if the Participant (a) commenced employment with Cubist after the commencement of the Performance Period, (b) worked part-time during the Performance Period, or (c) took a leave of absence during the Performance Period.

Figure 1: Target Percentage by Level

Eligibility Group	2006 Target Percentage (as% of base salary)
CEO	75%
Senior Vice President	40%
Vice President	35%
Executive Director	20%
Senior Director	20%
Director	15%
Senior Manager/ equivalent individual contributor	15%
Manager/ equivalent individual contributor	10%
Employee	5%

Figure 2: Target Award Calculation Examples

Level	Full-time or Part-Time	Base Salary	Target Percentage	Pro-Ration Factor	Target Award
Senior Director	Full Time	$120,000	20%	100%	($120,000 x 20% x 100%)= $24,000
Manager	Part Time (20 hours/wk)	$75,000	10%	50%	($75,000 x 10% x 50%)= $3,750
Senior Manager	Full Time	$90,000	15%	100%	($90,000 x 15% x 100%)= $13,500

Calculating Actual Awards

A Participant’s Actual Award is calculated in two portions, which are then added to form the Actual Award.  The first portion is tied to company results, while the second portion is tied to the Participant’s performance against goals as assessed by the participant’s Manager.  As the Participant’s level of responsibility in the organization increases, the portion tied to company results increases and the portion tied to individual results decreases, as listed in Figure 3 below.  Actual Awards are subject to approval by the CEO.  In addition, Actual Awards for Executive Officers are subject to approval by the Compensation Committee.

Calculation of portion tied to company results:

The Participant’s Target Award is multiplied by the portion (percentage) tied to company results as listed in Figure 3 for the Participant’s eligibility group.  That number is then multiplied by Cubist’s achievement against the Annual Goals.

Calculation of portion tied to individual results:

The Participant’s Target Award is multiplied by the portion (percentage) tied to individual results as listed in Figure 3 for the participant’s eligibility group.  That number is then multiplied by the percentage of individual goals met by the Participant as assessed by the Participant’s Manager.

Calculation of Actual Plan Award:

The Actual Award is the sum of the portion tied to company results and the portion tied to individual results.

Figure 3: Portions Tied to Company and Individual Results

Eligibility Group	2006 Portion Tied to Company Results	2006 Portion Tied to Individual Results
CEO	100%	Board discretion
Senior Vice President	60%	40%
Vice President	40%	60%
Executive Director	30%	70%
Senior Director	30%	70%
Director	20%	80%
Senior Manager/ equivalent individual contributor	20%	80%
Manager/ equivalent individual contributor	10%	90%
Employee	10%	90%

Figure 4: Actual STI Plan Award Calculation Examples

Level	Target Award from Figure 2	Company Results	Individual Results	Portion tied to Company Results	Portion tied to Individual Results	Actual STI Plan Award
Senior Director	$24,000	85% of target	80% of goals met	$24,000 x 30% x 85% = $6,120	$24,000 x 70% x 80% of goal = $13,440	$6,120 + $13,440 = $19,560
Manager	$3,750	100% of target	100% of goals met	$3,750 x 10% x 100% = $375	$3,750 x 90% x 100% of goal = $3,375	$375 + $3,375 = $3,750
Senior Manager	$13,500	125% of target	100% of goals met	$13,500 x 20% x 125% = $3,375	$13,500 x 80% x 100% of goal = $10,800	$3,375 = $10,800 = $14,175

Employment Changes

•                  New Hires:

•                  If a Participant is hired during a Performance Period, his or her award will be pro-rated to reflect the portion of the year actually worked with Cubist, subject to the pro-ration guidelines as described below

•                  Changes in Eligibility:

•                  If a Participant changes from one eligibility group to another, or an individual who was not a Participant at the commencement of the Performance Period changes to a Plan-eligible position within the Performance Period, the amount of any Plan Award will be determined by calculating the amount of time worked in each eligible position—subject to the pro rata guidelines noted below.

•                  Part-time:

•                  If a Participant is not a full-time employee, any Plan Award to the Participant shall be pro-rated based on the Participant’s regular scheduled work hours or percentage of time worked. If a Participant has a change in regular scheduled work hours during a Performance Period, the Participant’s Plan Award shall be pro-rated in accordance with the pro rata guidelines below.

•                  Pro-rata Guidelines:

•                  All pro-rata adjustments occur on a whole calendar month basis

•                  Changes occurring prior to the 16th of the month will be effective on the first day of the month

•                  Changes occurring on or after the 16th of the month will be effective on the first day of the following month

•                  Departure or Termination:

•                  If a Participant’s employment terminates prior to the end of a Performance Period, the Participant shall not be entitled to a Plan Award unless such termination is as a result of Participant’s death or retirement, or a Participant becomes disabled, in which case the Participant, or the Participant’s estate (as the case may be) shall be eligible for a pro-rated Plan Award payable on the standard payment date for the Performance Period (as opposed to an earlier date).

•                  If a Participant’s employment terminates after the completion of the Performance Period but prior to the date that Plan Award payments are made (the “Payment Date”), a Participant shall be eligible for a Plan Award, unless such termination is as a result of an involuntary termination for cause or misconduct.

STI award Payout Process

STI Plan Awards are paid out following the end of the Performance Period and after the measurement of Cubist’s achievement of Annual Goals has been completed.  Plan Awards will generally be paid out in the first quarter following the end of the relevant Performance Period. Applicable taxes other withholdings will be deducted from the Plan Award, as appropriate for each jurisdiction. In the United States, individual contributions to the 401(k) Plan as well as applicable taxes will be deducted from the award payment.

Glossary of Key Terms

Actual Award: the Plan Award based on the sum of the portion of the Plan Award tied to company results and the portion tied to individual results

Payment Date: the date that payments, if any, will be made to Participants under the STI Plan

Performance Period:  the twelve month period beginning on January 1 of each calendar year

Target Award:  the Participant’s Target Percentage multiplied by his or her base salary for the Performance Period

Target Percentage: the maximum amount of a Participant’s Plan Award eligibility expressed as a percentage of such Participant’s base salary

The Company reserves the right to amend or discontinue the Plan at any time without prior notice. In no event does this STI Plan alter the “employment-at-will” relationship between Cubist and its employees. Cubist and its employees are free to terminate the employment relationship at any time, without cause or notice.